Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 2, 2015, with respect to the consolidated financial statements as at December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, of Teekay Offshore Partners L.P., and our report dated April 2, 2015, with respect to the consolidated financial statements of OOG-TKP FPSO GmbH & Co. KG and subsidiaries as at December 31, 2014 and for the year then ended, incorporated by reference herein and the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

August 18, 2015